Exhibit 10.1

CDI CORP.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of January, 2008 between CDI Corp., a Pennsylvania corporation (the “Company”), and Roger H. Ballou (“Executive”).

BACKGROUND

Executive has been employed by the Company since October 1, 2001, and has most recently been employed pursuant to the terms of an Employment Agreement between Executive and the Company dated as of August 11, 2005 (the “2005 Agreement”).

The Company desires to continue the Executive’s employment without interruption, and the Executive is willing to be so employed by the Company, upon the terms and subject to the conditions hereinafter set forth, with the understanding that to the extent that the Company and the Executive have obligations to each other under the 2005 Agreement that by the terms of that agreement survive the expiration of that agreement, those obligations shall remain in effect except to the extent specifically modified by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

TERMS

SECTION 1. Employment.

The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to serve as the Company’s President and Chief Executive Officer, and to render services to the Company and its subsidiaries, divisions and affiliates, during the Employment Period set forth in Section 3, subject to the terms and conditions hereinafter set forth.

SECTION 2. Management & Board Duties.

As President and Chief Executive Officer of the Company during the Employment Period, Executive shall carry out such duties as are customarily associated with the position of president and chief executive officer, which duties shall however in all cases be subject to policies set by, and at the direction and control of, the Company’s Board of Directors (the “Board of Directors”). The Company shall use its best efforts to have Executive nominated and elected to the Board of Directors during the Employment Period. During the Employment Period, Executive shall be afforded the full protection of the indemnifications generally available to officers and directors under the Company’s by-laws.

SECTION 3. Term.

The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence as of the date of this Agreement as a continuation of his service under the 2005 Agreement, and, unless sooner terminated pursuant to Section 7 of this Agreement, shall continue through March 31, 2011. If Executive’s employment terminates by reason of the expiration of the Employment Period on March 31, 2011, and provided Executive does not become employed by another company for one year following that date, Executive will be considered to have retired on March 31, 2011. Benefits under the Company’s benefit plans will be paid as retirement benefits following March 31, 2012 if Executive does not become employed by another company during that one year period and as resignation benefits payable following Executive’s becoming employed by another company during that one year period if he does become so employed. This Agreement survives any termination of the Employment Period.

SECTION 4. Extent of Services.

During the Employment Period, Executive shall devote his full time and attention and give his best efforts, skills and abilities exclusively to the management and operations of the Company and its business and the business of its subsidiaries, divisions and affiliates. Executive shall perform his services hereunder at the Company’s offices in Philadelphia, Pennsylvania and at such other places as are required for the effective management of the Company and its business and the business of its subsidiaries, divisions and affiliates. During the Employment Period, Executive shall, if elected or appointed, serve as a director of the Company and as an executive officer and/or director of any subsidiary, division or affiliate of the Company and shall hold, without any compensation other than that provided for in this Agreement, the offices in, and directorships of, the Company and any such subsidiary, division or affiliate to which Executive may, at any time or from time to time, be elected or appointed.

It is understood and agreed that, as of the date of this Agreement, Executive is a member of the Board of Directors of two companies unrelated to the Company, and that Executive shall be free to devote up to 10 days per year to participation in the meetings and other activities of that Board. It is also agreed that Executive will not seek or accept any other board positions during the Employment Period. Executive agrees to use his best efforts to schedule such participation so as to minimize any disruption of his duties for the Company.

SECTION 5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive shall receive as compensation for his services a salary at the rate of $750,000 per annum payable in equal installments at such intervals as the Company pays its senior executive officers generally (the “Base Salary”).

(b) Long Term Incentive Compensation. Provided that Executive remains employed under the terms of this Agreement on each relevant date, Executive shall be entitled to the following equity-based long term incentive compensation:

(i) Prior Awards. Notwithstanding anything in the Agreement or in the 2005 Agreement to the contrary, any remaining unvested long term incentive grants under Sections 5(b)(iii)(B)(3) and 5(b)(iii)(C)(2) of the 2005 Agreement as of the date of this Agreement will vest one-half on December 31, 2008 and one-half on December 31, 2009.

(ii) Deferred Stock Grants. Executive will be granted both time vesting and performance contingent deferred common stock of the Company (“Deferred Stock”) on the following terms and conditions, provided, as specified above, that Executive remains employed by the Company under the terms of this Agreement on each relevant date:

(A) Time-Vested Deferred Stock. In each of 2009, 2010 and 2011 Executive will be granted under the Company’s 2004 Omnibus Plan, a number of shares of Time-Vested Deferred Stock with a dollar value of $281,250, on terms and conditions substantially similar to those set forth in the Deferred Stock Agreement attached hereto as Exhibit A. The Time-Vested Deferred Stock shall be granted within ten days following the Company’s receipt of the signed report and opinion of the Company’s outside auditors regarding the Company’s financial statements of the prior year. The Time-Vested Deferred Stock will vest, assuming Executive remains employed by the Company on the relevant dates hereunder, as follows:

(1) 2009 Grant. Fifty percent (50%) of the 2009 Time-Vested Deferred Stock will vest on each of December 31, 2009 and December 31, 2010.

(2) 2010 Grant. All of the 2010 Time-Vested Deferred Stock will vest in full on December 31, 2010.

(3) 2011 Grant. The 2011 Time-Vested Deferred Stock will vest immediately upon the date of grant. Executive may choose to receive his 2011 Time-Vested Deferred Stock in cash or in common stock of the Company.

(B) Performance Contingent Deferred Stock Grants. An award of Performance-Contingent Deferred Stock will be granted to Executive in each of 2009, 2010, and 2011 under the Company’s 2004 Omnibus Plan, on terms and conditions substantially similar to those set forth in the Performance-Contingent Deferred Stock Agreement attached hereto as Exhibit B. In each of 2009, 2010 and 2011, provided that the Compensation Committee determines, based on the Company’s audited financial statements for the prior calendar year that the performance targets set forth on Exhibit C have been achieved, Executive will be granted a number of shares of Performance-Contingent Deferred Stock, the dollar value of which will be determined in accordance with the schedule set forth on Exhibit C, as adjusted, if applicable, in accordance with the principles and procedures set out on Exhibit C. The Performance-Contingent Stock will be granted on the date on which the Company grants the Time-Vested Deferred Stock for the applicable year pursuant to Section 5(b)(ii)(A). The Performance-Contingent Deferred Stock will vest, assuming Executive remains employed by the Company on the relevant dates hereunder, as follows:

(1) 2009 Grant. The 2009 Performance-Contingent Deferred Stock will vest at the rate of fifty percent (50%) on December 31, 2009 and fifty percent (50%) on December 31, 2010.

(2) 2010 Grant. The 2010 Performance-Contingent Deferred Stock will vest in full on December 31, 2010.

(3) 2011 Grant. The 2011 Performance-Contingent Deferred Stock will vest in full immediately upon the date of grant. Executive may choose to receive his 2011 Performance-Contingent Deferred Stock in cash or in common stock of the Company.

(c) Bonus Awards. Executive shall be eligible to receive bonus compensation during the Employment Period. The bonus award during Executive’s employment with the Company shall be determined as follows:

(i) Within a mutually agreeable time period before the beginning of each calendar year, Executive shall submit to the Board of Directors for its approval the Company’s operational plan, including a fiscal budget, for the next calendar year. The Compensation Committee, all of the voting members of which shall be outside directors as defined in regulations issued under §162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Executive shall establish mutually agreed goals each year based on the approved operational plan provided that (A) the Executive’s agreement to the goals proposed by the Compensation Committee shall not be unreasonably withheld and (B) at the time such goals are established, it is substantially uncertain whether they will be achieved.

(ii) The goals established by the Compensation Committee shall include a Target Goal, a Maximum Performance Goal, and such other Goals as the Committee shall determine to be appropriate and will be reasonably consistent with the goals applicable to other senior executives of the Company. The extent to which the goals have been achieved for any year or portion thereof shall be determined by the Compensation Committee.

(iii) The bonus to be paid Executive upon attaining the Target Goal for any calendar year shall be 80% of the Executive’s Base Salary for that year and the Bonus to be paid to the Executive upon attaining the Maximum Performance Goal for any such year shall be 120% of Executive’s Base Salary for that year. An appropriately prorated portion, as determined by the Compensation Committee of the Bonus payable upon attainment of the Target Goal will be paid for any year in which the Executive’s performance does not attain the Target Goal, but attains at least the minimum level required for payment of a bonus under the Company’s Bonus Plan for key employees as in effect for the year in question. If the Executive’s performance for such year exceeds the Target Goal, but not the Maximum Performance Goal, the bonus payable to the Executive shall be appropriately prorated. In determining whether the Target Goal or the Maximum Performance Goal has been met in any year, the Committee shall give appropriate weight, in accordance with generally accepted accounting principles consistently applied, to the effect on those Targets, and the Executive’s ability to attain them, of strategic decisions, such as acquisitions, divestitures or other extraordinary transactions of similar magnitude.

(iv) Any of the Company’s financial results that are used to calculate bonuses under this Section 5(c) shall be taken only from the Company’s audited financial statements for the applicable year.

(v) All cash bonuses payable under this Section 5(c) shall be paid to Executive within two weeks after the delivery of audited financial statements to the Company for the prior calendar year. Notwithstanding the foregoing, in the case of 2011, provided Executive’s employment ends because of the expiration of this Agreement, a bonus based on the reviewed financial statements for the first quarter of 2011 will be paid to Executive within forty-five (45) days of the date of filing of the Form 10-Q for such quarter with the SEC. No bonuses will be paid to Executive, if Executive’s employment with the Company has terminated before the bonus has been paid, regardless of whether he would have been entitled to a bonus based on the Company’s financial results for the prior year, unless (A) the Company terminates Executive without Cause or the Executive terminates for Good Reason, both as defined in Section 7 or (B) the Executive’s termination is the result of Executive’s retirement as defined in Section 3. In such case, the Executive shall be entitled to a pro-rated bonus for the year of termination based on the achievement of goals and the period of Executive’s actual performance.

(d) Employee Benefits. During the Employment Period, Executive shall be entitled to participate in all employee benefit plans and programs approved by the Board of Directors as the Company shall provide generally to other senior executive officers of the Company from time to time, other than any bonus plans.

(e) Withholding. All payments to Executive or his estate made pursuant to this Agreement shall be subject to such withholding as may be required by any applicable laws. With respect to any payment of Deferred Stock under Section 5(b) of this Agreement, the number of shares of common stock of the Company to be delivered to Executive upon vesting of the Deferred Stock (including shares relating to dividends) shall be reduced by the number of shares having a Fair Market Value equal to all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the vesting of the Deferred Stock. The portion of any shares of common stock of the Company withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the last trading day immediately prior to vesting.

SECTION 6. Expense Reimbursements.

During the Employment Period, the Company shall reimburse Executive for all reasonable and itemized out-of-pocket expenses incurred by Executive in the ordinary course of the Company’s business, provided such expenses are properly reported to the Company in accordance with its accounting procedures. Executive shall be reimbursed as soon as practicable, but no later than the end of the year following the year during which the applicable expense was incurred.

SECTION 7. Termination.

(a) The Employment Period may be terminated by either the Board on behalf of the Company or the Executive as provided in this Section 7(a). In addition to the scheduled expiration of the Employment Period set forth in Section 3, the Employment Period shall terminate upon the earliest to occur of the following:

(i) the Executive’s death or Disability;

(ii) the close of business on the day which is 30 days after delivery by the Company to Executive of written notice of the Company’s election to terminate Executive’s employment hereunder, for any reason whatsoever; or

(iii) the close of business on the day which is 30 days after the date on which the Executive shall have delivered to the Company written notice of Executive’s election to terminate Executive’s employment hereunder.

If either subsection (ii) or (iii) above applies, the Company may at its option, require that the Executive’s employment be terminated at any point within the 30 day notice period selected by the Company, provided that, if subsection (ii) applies, for purposes of all compensation and benefits hereunder, the Executive’s employment will be deemed to have terminated at the end of the notice period provided under subsection (ii).

(b) For purposes of this Agreement, “Disability” shall have the same meaning as “Total Disability” under the CDI Corporation Long Term Disability Benefits Program, or such other comparable program as may then be in effect that provides long term disability coverage to the Company’s management employees.

(c) For purposes of this Agreement, “Cause” means any one or more of the following bases for termination of Executive’s employment with the Company:

(i) Executive’s conviction of, or entry of a plea of either guilty or no contest to a charge of, commission of a felony or other crime involving moral turpitude;

(ii) Executive’s failure or refusal to satisfactorily perform such services as may be reasonably delegated or assigned to Executive, consistent with his position, by the Board of Directors; provided, however, that a termination under this Section 7(c)(ii) shall not be for Cause unless the Company provides written notice to Executive of its intention to terminate Executive for Cause under this Section 7(c)(ii), and Executive fails, to the reasonable satisfaction of the Company, to cure the defects stated in such written notice within ten days after the notice was given to Executive;

(iii) Executive’s willful misconduct or gross negligence in connection with the performance of his duties under this Agreement that materially adversely affects Executive’s ability to perform his duties for the Company or materially adversely affects the Company;

(iv) Executive’s material breach of any of the terms or conditions of this Agreement;

(d) Following any termination of Executive’s employment hereunder, all obligations of the Company under this Agreement shall terminate except (i) any obligations with respect to the payment of accrued and unpaid salary or expense reimbursements under Sections 5 or 6 hereof through the date of Executive’s termination of employment hereunder or (ii) any severance specifically provided under Section 7(e) or 7(g) as applicable. The termination of the Company’s obligations under this Agreement shall not, however, affect any obligations to Executive under any Company benefit plans or other agreements that, by their terms, survive, or provide for benefits following, Executive’s termination of employment.

(e) In the event of any termination of Executive’s employment by the Company without Cause, by Executive for Good Reason, or by reason of the Executive’s retirement upon the termination of the Employment Period, as defined in Section 3, the Company shall, provided that the Executive continues to make any required payments as in effect immediately before Executive’s termination of employment, continue to pay for medical benefit plans and programs for Executive comparable to those in which Executive participated and for which the Company paid immediately prior to Executive’s termination, for the period commencing as of the Executive’s termination and ending on the last day of the month during which the Executive attains age 65 or the date the Executive accepts employment with another company, if earlier. In addition to the foregoing, in the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall continue to pay Executive his Base Salary in the same intervals and amounts that were in effect immediately prior to termination, until the expiration of the Severance Period, as defined below. The “Severance Period” shall be the lesser of the remaining Employment Period or 12 months. Notwithstanding the above, no amounts shall be paid or become payable to Executive during the Severance Period until Executive has executed a valid release and waiver of all claims and potential claims against the Company and other related parties in a form that is reasonably satisfactory to the Company, and any required waiting period under such release and waiver has expired and Executive has not revoked the release during such waiting period. For the avoidance of doubt, a termination of Executive’s employment and the termination of the Employment Period during the first quarter of 2011 shall not be considered a termination by the Company without Cause nor by the Executive for Good Reason.

(i) “Good Reason” exists if the Executive voluntarily terminates employment with the Company, including following a Change in Control, as hereinafter defined, because (A) Executive is assigned duties that are demeaning or otherwise materially inconsistent with the position and duties described in Section 2 hereof, (B) Executive’s place of employment with the Company is moved outside the Philadelphia metropolitan area or, following a Change in Control (C) Executive’s title is changed or (D) Executive’s principal place of employment is relocated by more than 50 miles. Before the Executive terminates for Good Reason, he must notify the Company in writing, within 30 days of the event or occurrence giving rise to “Good Reason,” of his intention to terminate and the Company shall have 15 days after receiving such written notice to remedy the situation, if possible.

(ii) “Change in Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d) of the Act), other than (A) the Company, (B) any “person” who on the date hereof is a director or officer of the Company, (C) any “person” who on the date hereof is the beneficial owner of 5% or more of the voting power of the Company’s outstanding securities or an affiliate of any such person or (D) a trust established under an employee benefit plan for employees of the Company of its subsidiaries, is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(iii) Any termination by the Company or by Executive of Executive’s employment hereunder shall be communicated by written notice.

(f) Except as provided in (g) below, any severance compensation granted in this Section 7 shall be the sole and exclusive compensation or benefit due to Executive upon termination of Executive’s employment.

(g) If within one year following a Change in Control Executive’s employment is terminated by the Company for any reason other than Cause, or if Executive’s Employment is terminated by the Executive for Good Reason following a Change in Control, then, in addition to any other benefits, including pursuant to option agreements and employee benefit plans, to which Executive may be entitled following such a Change in Control, the Executive shall be entitled to, in lieu of payments under Section 7(e), the maximum amount of additional cash compensation that can be paid to the Executive without the imposition on such payments of any excise tax under section 4999 of the Code or any loss of deduction by the Company under section 280G of the Code taking into account in such calculation the accelerated vesting of any outstanding equity awards. If it shall be finally determined that payments in excess of those limits have been made to the Executive, such payments shall be considered to have been a loan to the Executive by the Company and shall be repaid, with interest at the short term annual rate established under section 1274 of the code, upon demand by the Company.

(h) Notwithstanding any provision to the contrary in this Agreement, if (i) Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits under this Agreement would otherwise commence and (ii) any payment or benefit under this Agreement would otherwise subject Executive to any tax, interest or penalty imposed under Code Section 409A of the Department of Treasury Regulations or other guidance promulgated thereunder, if the payment or benefit would commence within six months of a termination of Executive’s employment with the Company, then such payment or benefit shall not commence until the earlier of (A) the first day which is at least six (6) months after Executive’s separation from service within the meaning of Code Section 409A or (B) the date of Executive’s death.

SECTION 8. Representations, Warranties and Acknowledgments of Executive.

(a) Executive represents and warrants that his experience and capabilities are such that the provisions of Section 9 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Section 9.

(b) Executive acknowledges that (i) during the term of Executive’s employment with the Company, Executive will continue to have access to Confidential Information; (ii) such Confidential Information is proprietary, material and important to the Company and its non-disclosure is essential to the effective and successful conduct of the Company’s business; (iii) the Company’s business, its customers’ business and the businesses of other companies with which the Company may have commercial relationships could be damaged by the unauthorized use or disclosure of this Confidential Information; and (iv) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret, and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s advantage or the advantage of others.

(c) Executive acknowledges that as the Company’s Chief Executive Officer and President, Executive will be put in a position of trust and confidence and have access to Confidential Information, will supervise the operations and employees of the Company, will continue to be in contact with customers and prospective customers, will participate in the preparation and submission of bids and proposals to customers and prospective customers, and will be responsible for the formulation and implementation of the Company’s strategic plans.

(d) Executive acknowledges that as the Company’s Chief Executive, it is essential for the Company’s protection that Executive be restrained following the termination of Executive’s employment with the Company from soliciting or inducing any of the Company’s officers and management employees to leave the Company’s employ, hiring or attempting to hire any of the Company’s officers or management employees, soliciting the Company’s customers and suppliers for a competitive purpose, and competing against the Company for a reasonable period of time.

(e) Executive represents and warrants that Executive is not bound by any other agreement, written or oral, which would preclude Executive from fulfilling all the obligations, duties and covenants in this Agreement. Executive also represents and warrants that Executive will not use, in connection with his employment under this Agreement, any materials which may be construed to be confidential to a prior employer or other persons or entities. In the event of a breach of this Section 8 which results in damage to the Company, Executive will indemnify and hold the Company harmless with respect to such damage.

References in this Section 8 to the Company shall include the Company, its subsidiaries, divisions and affiliates.

SECTION 9. Executive’s Covenants and Agreements.

(a) Executive agrees to maintain full and complete records of all transactions and of all services performed by Executive on behalf of the Company and to submit this information to the Company in the manner and at the times that the Company may, from time to time, direct.

(b) Executive agrees to devote Executive’s entire productive time, ability and attention to the Company’s business during the term of this Agreement. Executive further agrees not to, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the Company’s prior written consent.

(c) Executive agrees to abide by and comply with all personnel and company practices and policies applicable to Executive, including, without limitation, the Company policy regarding the Company stock holdings applicable to the Chief Executive Officer, attached hereto as Exhibit D.

(d) Executive shall promptly and completely disclose to the Company and the Company or its customers will own all rights, title and interest to any Inventions made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained by Executive, alone or jointly with others, during the term of Executive’s employment with the Company (whether or not such Inventions are made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained during working hours) and for one year after termination of Executive’s employment with the Company. Executive agrees to take all such action during the term of Executive’s employment with the Company or at any time thereafter as may be necessary, desirable or convenient to assist the Company or its customers in securing patents, copyright registrations, or other proprietary rights in such Inventions and in defending and enforcing the Company’s or such customer’s rights to such Inventions, including without limitation the execution and delivery of any instruments of assignments or transfer, affidavits, and other documents, as the Company or its customers may request from time to time to confirm the Company’s or its customers’ ownership of the Inventions. Executive represents and warrants that as of the date hereof there are no works, software, inventions, discoveries or improvements (other than those included in a copyright or patent of application therefor) which were recorded, written, conceived, invented, made or discovered by Executive before entering into this Agreement and which Executive desires to be removed from the provisions of this Agreement.

(e) For purposes of this Agreement, “Inventions” means concepts, developments, innovations, inventions, information, techniques, ideas, discoveries, designs, processes, procedures, improvements, enhancements, modifications (whether or not patentable), including, but not limited to, those relating to hardware, software, languages, models, algorithms and other computer system components, and writings, manuals, diagrams, drawings, data, computer programs, compilations and pictorial representations and other works (whether or not copyrightable). Inventions does not include those which are made, developed, conceived, authored or obtained by Executive without the use of the Company’s resources and which do not relate to any of the Company’s past, present or prospective activities.

(f) During and after the term of Executive’s employment with the Company, Executive will hold all of the Confidential Information in the strictest confidence and will not use any Confidential Information for any purpose and will not publish, disseminate, disclose or otherwise make any Confidential Information available to any third party, except as may be required in connection with the performance of Executive’s duties hereunder.

(g) For purposes of this Agreement, “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Company or its customers, including without limitation about Inventions, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, systems for recruitment, contractual arrangements, market research data, information about employees, suppliers and other companies with which the Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords, source code listings and object code.

(h) All files, records, reports, programs, manuals, notes, sketches, drawings, diagrams, prototypes, memoranda, tapes, discs, and other documentation, records and materials in any form that in any way incorporate, embody or reflect any Confidential Information or Inventions will belong exclusively to the Company and its customers and Executive will not remove from the Company’s or its customers’ premises any such items under any circumstances without the prior written consent of the party owning such item. Executive will deliver to the Company all copies of such materials in Executive’s control upon the Company’s request or upon termination of Executive’s employment with the Company and, if requested by the Company, will state in writing that all such materials were returned.

(i) For (A) the greater of two years, or until the Employment Period under Section 3 is scheduled to expire if Executive’s employment is terminated by the Company for Cause or by the Executive, other than for Good Reason or (B) for the Severance Period if Executive’s employment is terminated by the Company for reasons other than Cause, or is terminated by the Executive for Good Reason, Executive agrees not to:

(i) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected, directly or indirectly, as proprietor, partner, shareholder, director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or in any other capacity or manner whatsoever with, any entity that engages or intends to engage in any Competing Business anywhere in the world. “Competing Business” means any business or other enterprise which engages in providing engineering and information technology outsourcing solutions and professional services, specialized staffing and permanent placement services, and franchise services, all as more fully described in the Company’s SEC Form 10-K filed for the Company’s fiscal year ended December 31, 2007; and

(ii) directly or indirectly, solicit, interfere with or attempt to entice away from the Company, any officer or management employees of the Company or anyone who was one of the Company’s officers or management employees within 12 months prior to such contact, solicitation, interference or enticement; and

(iii) contact, solicit, interfere with or attempt to entice away from the Company, any customer on behalf of a Competing Business.

References in this Section 9 to the Company shall include the Company, its subsidiaries, divisions and affiliates.

SECTION 10. Remedies.

Executive acknowledges that his promised services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which give them peculiar value the loss of which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach hereof by Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Company is obliged to resort to the courts for the enforcement of any of the covenants of Executive contained in Section 9 hereof, each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

SECTION 11. Waiver of Breach.

The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any other or subsequent breach by Executive of such or any other provision. No delay or omission by the Company or Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Executive from time to time and as often as may be deemed expedient or necessary by the Company or Executive in its or his sole discretion.

SECTION 12. Notices.

All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:

To the Company:

CDI Corp.

3500 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: Board of Directors

with a required copy to:

CDI Corp. 3500

Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: General Counsel

To Executive:

Roger H. Ballou

261 South 4th Street

Philadelphia, PA 19106

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

SECTION 13. Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

SECTION 14. Governing Law; Exclusive Choice of Forum.

The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania and the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County, for any litigation arising out of this Agreement.

SECTION 15. Binding Effect and Assignability.

The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company.

SECTION 16. Counterparts; Section Headings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

SECTION 17. Survival.

Notwithstanding the termination of this Agreement or Executive’s employment hereunder for any reason, Sections 8, 9, 10, 13, 14 and 17 hereof shall survive any such termination.

SECTION 18. Entire Agreement.

This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as specified herein, replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto, provided that, except as otherwise provided herein, those provisions of the 2005 Agreement that explicitly apply after the expiration date of that Agreement, including, without limitation, the Non-Qualified Stock Option Agreement and the Restricted Stock Agreement attached thereto as Exhibits A and B, respectively, shall remain in effect in accordance with their terms. This Agreement may only be modified by an agreement in writing executed by both Executive and the Company.

SECTION 19. Counsel.

Executive acknowledges that he has been advised to consult with counsel concerning this Agreement, has had ample opportunity to consult with counsel of his own selection and has so consulted to the extent Executive determined to be necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date and year first written above.

COMPANY:

CDI CORP.

By:	/s/ Walter R. Garrison
Walter R. Garrison,
Chairman of the Board

EXECUTIVE:

/s/ Roger H. Ballou
Roger H. Ballou

EXHIBIT A

CDI CORP.

TIME-VESTED DEFERRED STOCK AGREEMENT

This DEFERRED STOCK AGREEMENT (the “Agreement”) is entered into as of this              day of                     , 200  , between CDI Corp., a Pennsylvania corporation (the “Company”), and Roger H. Ballou (“Executive”).

SECTION 1. Grant of Time-Vested Deferred Stock.

The Company hereby grants to Executive              shares of Time-Vested Deferred Stock, with a dollar value of $281,250, awarded pursuant to Section 5(b)(ii)(A) of the Employment Agreement between the Company and the Executive dated January 1, 2008 (the “Employment Agreement”), subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will control.

SECTION 2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “CDI Stock” means CDI Corp. common stock, par value $.10 per share.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or its successor.

(e) “Company”, as the context requires, means CDI Corp., CDI Corp. and its subsidiaries, or the individual subsidiary of CDI Corp. which employs or retains Executive.

(f) “Date of Grant” means [                    , 200  ].

(g) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Code.

(h) “Fair Market Value” means the closing price of actual sales of CDI Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of CDI Stock on such Exchange on the last preceding date on which there was a sale.

(i) “Grant” means the grant of Time-Vested Deferred Stock to Executive which is described in Section 1 of this Agreement.

(j) “Plan” means the CDI Corp. 2004 Omnibus Stock Plan, as amended from time to time.

SECTION 3. Vesting. The shares of Time-Vested Deferred Stock will vest in accordance with the provisions of Section 5(b)(ii)(A) of the Employment Agreement. For all shares of Time-Vested Deferred Stock in which the Executive becomes vested, a stock certificate representing an equal number of shares of CDI Stock will be delivered to Executive soon after such shares vest. The number of shares of CDI Stock payable to Executive shall be decreased in accordance with Section 5 below regarding tax withholding. If Executive’s employment with the Company terminates for any reason prior to the vesting of shares of Time-Vested Deferred Stock, none of the unvested shares shall ever vest and such shares shall be forfeited as of the date that Executive’s employment with the Company terminates. To the extent permitted under the Employment Agreement, Executive may choose to receive his CDI Stock in cash.

SECTION 4. Dividends. No dividends shall be paid with respect to the Time-Vested Deferred Stock. In lieu thereof, if vesting occurs, the Executive. In lieu thereof, if vesting occurs, Executive will be credited (at the end of the vesting period) with that number of additional whole shares of CDI Stock that can be purchased (based on their Fair Market Value on the last trading day immediately prior to the date of vesting) with the sum of the dividends that would have been paid with respect to an equal number of shares of CDI Stock between the Date of Grant and the end of the vesting period. The number of shares of CDI Stock payable to Executive with respect to dividends shall be decreased in accordance with Section 5 below regarding tax withholding.

SECTION 5. Tax Withholding. The number of shares of CDI Stock to be delivered to Executive upon vesting of the Time-Vested Deferred Stock (including shares relating to dividends) shall be reduced by the number of shares having a Fair Market Value equal to all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the vesting of the Time-Vested Deferred Stock. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the last trading day immediately prior to vesting.

SECTION 6. Nontransferability of the Grant. The Time-Vested Deferred Stock may not be transferred, in whole or in part, except (a) by will or the applicable laws of descent and distribution or (b) with the prior written approval of the Committee, to the spouse or descendant of Executive or a trust for the benefit of the spouse or descendant.

SECTION 7. Stock Ownership Requirements. If Executive is subject to any stock ownership requirements imposed by the Company, those requirements may limit Executive’s ability to sell some or all of the shares of CDI Stock acquired by Executive upon the vesting of the Time-Vested Deferred Stock.

SECTION 8. Compliance with Laws.

All shares of CDI Stock issued to Executive or his personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, withholding federal income and other taxes with respect to such CDI Stock; restricting (by legend or otherwise) such CDI Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, which restrictions shall continue to apply after the delivery of certificates for the CDI Stock to Executive or his personal representative; and postponing the issuance or delivery of any CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any CDI Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. If by reason of any such law or regulation, it appears substantially unlikely that CDI Stock to which the Executive is entitled hereunder will be issuable within the reasonably foreseeable future, for reasons other than conduct on the part of the Executive that would constitute Cause, as defined in the Employment Agreement for termination of the Executive’s employment, the Company and the Executive will negotiate in good faith an alternate method to deliver equivalent value, determined when such CDI Stock would otherwise have been delivered, to the Executive.

SECTION 9. Agreement Not to Affect Relationship with Company.

This Agreement shall not confer upon Executive any right to continue in the employ or service of the Company.

SECTION 10. Adjustment for Capital Changes.

The number of shares of Stock subject to this Agreement shall be appropriately adjusted in the event of a stock split, stock dividend, recapitalization, or other capital change of the Company.

SECTION 11. Interpretation.

The Company shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

Company:

CDI CORP.

By:

EXECUTIVE:

Roger H. Ballou

EXHIBIT B

CDI CORP.

PERFORMANCE-CONTINGENT DEFERRED STOCK AGREEMENT

This DEFERRED STOCK AGREEMENT (the “Agreement”) is entered into as of this              day of                     , 200  , between CDI Corp., a Pennsylvania corporation (the “Company”), and Roger H. Ballou (“Executive”).

SECTION 1. Grant of Performance-Contingent Deferred Stock.

The Company hereby grants to Executive              shares of Performance-Contingent Deferred Stock awarded pursuant to Section 5(b)(ii)(B) of the Employment Agreement between the Company and the Executive dated January 1, 2008 (the “Employment Agreement”), subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will control.

SECTION 2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “CDI Stock” means CDI Corp. common stock, par value $.10 per share.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or its successor.

(e) “Company”, as the context requires, means CDI Corp., CDI Corp. and its subsidiaries, or the individual subsidiary of CDI Corp. which employs or retains Executive.

(f) “Date of Grant” means [                    , 200  ].

(g) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Code.

(h) “Fair Market Value” means the closing price of actual sales of CDI Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of CDI Stock on such Exchange on the last preceding date on which there was a sale.

(i) “Grant” means the grant of Performance-Contingent Deferred Stock to Executive which is described in Section 1 of this Agreement.

(j) “Plan” means the CDI Corp. 2004 Omnibus Stock Plan, as amended from time to time.

(k) “Pre-Tax Profit” means pre-tax profit of the Company, as calculated by an appropriate financial officer and subject to review and approval by the Committee.

SECTION 3. Performance Contingency and Vesting. An amount of Performance Contingent Deferred Stock will be earned and, subject to vesting, will be converted to CDI Stock and delivered to Executive, if certain levels of Pre-Tax Profit are achieved, in accordance with Exhibit C of the Employment Agreement. Such shares of CDI Stock will vest in accordance with the applicable provisions of Section 5(b)(ii)(B) of the Employment Agreement. Soon after vesting, a stock certificate representing the appropriate number of shares of CDI Stock will be delivered to Executive. The number of shares of CDI Stock payable to Executive shall be decreased in accordance with Section 5 below regarding tax withholding. If Executive’s employment with the Company terminates for any reason prior to the vesting of shares of Performance-Contingent Deferred Stock, none of the unvested shares shall ever vest and such shares shall be forfeited as of the date that Executive’s employment with the Company terminates. To the extent permitted under the Employment Agreement, Executive may choose to receive his CDI Stock in cash.

SECTION 4. Dividends. No dividends shall be paid with respect to the Performance-Contingent Deferred Stock. In lieu thereof, if vesting occurs, the Executive. In lieu thereof, if vesting occurs, Executive will be credited (at the end of the vesting period) with that number of additional whole shares of CDI Stock that can be purchased (based on their Fair Market Value on the last trading day immediately prior to the date of vesting) with the sum of the dividends that would have been paid with respect to an equal number of shares of CDI Stock between the Date of Grant and the end of the vesting period. The number of shares of CDI Stock payable to Executive with respect to dividends shall be decreased in accordance with Section 5 below regarding tax withholding.

SECTION 5. Tax Withholding. The number of shares of CDI Stock to be delivered to Executive upon vesting of the Performance-Contingent Deferred Stock (including shares relating to dividends) shall be reduced by the number of shares having a Fair Market Value equal to all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the vesting of the Performance-Contingent Deferred Stock. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the last trading day immediately prior to vesting.

SECTION 6. Nontransferability of the Grant. The Performance-Contingent Deferred Stock may not be transferred, in whole or in part, except (a) by will or the applicable laws of descent and distribution or (b) with the prior written approval of the Committee, to the spouse or descendant of Executive or a trust for the benefit of the spouse or descendant.

SECTION 7. Stock Ownership Requirements. If Executive is subject to any stock ownership requirements imposed by the Company, those requirements may limit Executive’s ability to sell some or all of the shares of CDI Stock acquired by Executive upon the vesting of the Performance-Contingent Deferred Stock.

SECTION 8. Compliance with Laws.

All shares of CDI Stock issued to Executive or his personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, withholding federal income and other taxes with respect to such CDI Stock; restricting (by legend or otherwise) such CDI Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, which restrictions shall continue to apply after the delivery of certificates for the CDI Stock to Executive or his personal representative; and postponing the issuance or delivery of any CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any CDI Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. If by reason of any such law or regulation, it appears substantially unlikely that CDI Stock to which the Executive is entitled hereunder will be issuable within the reasonably foreseeable future, for reasons other than conduct on the part of the Executive that would constitute Cause, as defined in the Employment Agreement for termination of the Executive’s employment, the Company and the Executive will negotiate in good faith an alternate method to deliver equivalent value, determined when such CDI Stock would otherwise have been delivered, to the Executive.

SECTION 9. Agreement Not to Affect Relationship with Company.

This Agreement shall not confer upon Executive any right to continue in the employ or service of the Company.

SECTION 10. Adjustment for Capital Changes.

The number of shares of Stock subject to this Agreement shall be appropriately adjusted in the event of a stock split, stock dividend, recapitalization, or other capital change of the Company.

SECTION 11. Interpretation.

The Company shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

Company:

CDI CORP.

By:

EXECUTIVE:

Roger H. Ballou

EXHIBIT C

LONG TERM INCENTIVE COMPENSATION

Amount of Award for 2008, 2009, and 2010

PTP (Pre-Tax Profit)	Portion of Total LTI Award Granted
90% of Target	50% of Award
95% of Target	70% of Award
100% of Target	100% of Award
105% of Target	125% of Award
≥110% of Target	150% of Award

Amount of Award Allocation Between Time-Vested and

Performance-Contingent Deferred Stock

Year 2008		90%	95%	100%	105%	110%
Target PTP ($)	60,000,000	54,000,000	57,000,000	60,000,000	63,000,000	66,000,000
Total LTI Award ($)	1,125,000	562,500	787,500	1,125,000	1,406,250	1,687,500
TVDS ($)	281,250	281,250	281,250	281,250	281,250	281,250
PCDS ($)	843,750	281,250	506,250	843,750	1,125,000	1,406,250

Year 2009
Target PTP ($)	78,000,000	70,200,000	74,100,000	78,000,000	81,900,000	85,800,000
Total LTI Award ($)	1,500,000	750,000	1,050,000	1,500,000	1,875,000	2,250,000
TVDS ($)	281,250	281,250	281,250	281,250	281,250	281,250
PCDS ($)	1,218,750	468,750	768,750	1,218,750	1,593,750	1,968,750

Year 2010
Target PTP ($)	103,000,000	92,700,000	97,850,000	103,000,000	108,150,000	113,300,000
Total LTI Award ($)	2,250,000	1,125,000	1,575,000	2,250,000	2,812,500	3,375,000
TVDS ($)	281,250	281,250	281,250	281,250	281,250	281,250
PCDS ($)	1,968,750	843,750	1,293,750	1,968,750	2,531,250	3,093,750

BRACKETING OF TARGETS

It is recognized that economic conditions may dramatically change from what was presented in the Strategic Plan of the Company, that unusually large revenues may be secured, or other unforeseen situations can arise that would make it wise to allow for some alterations of targets, up or down. The following outlines the process and range of modification of LTI targets permitted under this Agreement:

1. Any lowering of budgets or targets must first be submitted by the CEO and CFO, in writing to the Finance Committee of the Board with appropriate justification. After review and discussion, the Finance Committee can approve or withhold approval. Any increase to targets must be initiated by the Chairman of the Board and approved or approval withheld by the Finance Committee.

2. If a proposed adjustment is approved by the Finance Committee, the Compensation Committee of the Board will review the matter. With respect to this Employment Agreement the Compensation Committee can modify LTI targets at a percentage equal to that approved by the Finance Committee. Any lowering of targets could include lowering of the minimum PTP, the target PTP or both; and the same for any increase, that is, increasing of minimum PTP, target PTP or both. LTI payouts will be made in accordance with the payout matrix above. Any alteration of targets shall apply to the then current year only, and will be reviewed again during the next budget process.

C-2

EXHIBIT D

CEO STOCK HOLDING POLICY AND AGREEMENT

It has been CDI policy that the CEO is required to hold a minimum of four times base pay in equity of the Company.

For purposes of this Agreement, it is agreed that Executive must hold $2,500,000.00 of CDI stock by December 31, 2008.

Executive will be in compliance with this Policy and Agreement if the number of shares of CDI common stock held by the Executive at December 31, 2008, multiplied by the greater of (a) the average CDI stock price over the previous two complete calendar years (using the closing price on the NYSE on the last trading day in each of the 8 quarters, including the last closing price of the year, in those 2 calendar years to calculate the average) or (b) $25.35, equals at least $2,500,000.

Following the termination of this Agreement, Executive agrees to hold $1 million of equity (based on the closing share price as of Tuesday, January 18, 2011) until August 31, 2012.